EXHIBIT 10.8

GLOBAL AMENDMENT

TO

PERFORMANCE-BASED STOCK AWARD TERMS AND CONDITIONS

(January 1, 2003 Awards)

WHEREAS, Occidental Petroleum Corporation (the “Corporation”) granted certain Performance-Based Stock Awards (the “Awards”) to the individuals listed on Appendix A attached hereto (each a “Grantee”) effective January 1, 2003;

WHEREAS, the Awards are subject to the Occidental Petroleum Corporation 2001 Incentive Compensation Plan Performance-Based Stock Award Terms and Conditions (the “Terms and Conditions”);

WHEREAS, the Grantees elected that the shares of the Corporation’s common stock (if any) that would otherwise be delivered upon certification of achievement of performance goals be credited as stock units for deferred distribution under the Occidental Petroleum Corporation 2005 Deferred Stock Program and the cash portion (if any) of such awards be deferred under the Occidental Petroleum Corporation 2005 Deferred Compensation Plan;

WHEREAS, the performance period for the Awards has not been completed;

WHEREAS, the Grantees’ deferral elections are subject to Section 409A of the Internal Revenue Code (“Section 409A”), which imposes new rules regarding the deferrals of compensation under non-qualified deferred compensation arrangements, effective for amounts that were not earned and vested as of December 31, 2004;

WHEREAS, proposed regulations issued by the U.S. Treasury and Internal Revenue Service under Section 409A allow plan sponsors to amend deferred compensation arrangements that are subject to Section 409A to permit participants to change the time and/or form of distribution if such change (i) is made before December 31, 2006; (ii) does not defer amounts that would otherwise be paid in calendar year 2006; and (iii) does not accelerate payment of deferred amounts to calendar year 2006 (the “Transition Rule”); and

WHEREAS, the Corporation has decided to permit the Grantees to make certain distribution elections in accordance with the Transition Rule.

NOW THEREFORE, effective October 12, 2006, the Terms and Conditions are amended to add the following provision:

“20.     Special Transition Election.

Notwithstanding anything herein to the contrary, pursuant to the transition rules under Section 409A of the Code and the regulations and guidance thereunder, the Grantee may make a new election with respect to the timing of the payment of his Performance-Based Stock Awards that become payable if the applicable performance goals are certified as achieved. Under this special election, the Grantee may elect that either

(A) his original election to defer the delivery of shares of Common Stock and cash (if any) upon certification of the applicable performance goals under the general terms of the Occidental Petroleum Corporation 2005 Deferred Stock Program (the “2005 DSP”) and the Occidental Petroleum Corporation 2005 Deferred Compensation Plan (the “2005 DCP”) (as applicable) will continue to apply and distribution will be made upon his termination of employment pursuant to any elections in effect on January 1, 2007 (or as subsequently changed in accordance with the terms of the 2005 DSP and the 2005 DCP (as applicable)) or (B) the delivery of shares of Common Stock and cash (if any) will be deferred under the 2005 DSP and the 2005 DCP (as applicable) but distribution will be accelerated to the first quarter of 2008, but no later than March 15, 2008. Any election under this Section must be made by November 3, 2006, or such later date as permitted by the Company, but in no event later than December 31, 2006.”

IN WITNESS WHEREOF, the Corporation has caused its duly authorized officer to execute this Global Amendment to Performance-Based Stock Award Terms and Conditions this ___________ day of ______________, 2006.

OCCIDENTAL PETROLEUM CORPORATION
By:
[name] [title]

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